Exhibit 99.1

ROSETTA RESOURCES INC. ANNOUNCES
2008 FINANCIAL RESULTS AND PROVIDES 2009 OUTLOOK

HOUSTON, TEXAS, February 27, 2009 / PRIME NEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported fourth quarter and full-year 2008 financial and operating results and provided an outlook for 2009. Randy L. Limbacher, President and Chief Executive Officer, will host a conference call on March 2, 2009 at 10:00 a.m. Central Time to review this information. To participate in the call, dial (877) 681-3372 or listen via Rosetta’s website at http://www.rosettaresources.com.

Commenting on 2008 results, Randy Limbacher, Rosetta’s CEO and President noted, “Our achievements last year were transformational. We successfully settled our litigation with Calpine, which cleared the way to run our business unencumbered by that distraction. We assembled a highly experienced team of professionals with proven track records in unconventional resource plays. We initiated detailed studies of our core asset positions, and more than doubled our drilling inventory, while adding attractive new pieces of business in the San Juan Basin, Pinedale Anticline, Alberta Basin and Eagle Ford Shale. We emerged with a plan to meet the current industry challenges in a manner that is prudent, but opportunistic. Our priority is to stay focused on our business plan, while remaining vigilant about the current environment.”

2008 FOURTH QUARTER RESULTS

For the fourth quarter ended December 31, 2008, Rosetta reported a net loss of $155.5 million, or $3.06 per diluted share, a decrease of $172.9 million from net income of $17.4 million, or $0.34 per diluted share, for the same period in 2007.  These results include a non-cash charge of $149.8 million, net of tax, for impairment of oil and gas properties and a charge of $7.8 million, net of tax, associated with the settlement of the lawsuit with Calpine. Excluding these charges, the Company was in a break-even position for the fourth quarter of 2008.

Production and revenues for the fourth quarter of 2008 were 140 MMcfe/d and $86.5 million, respectively, compared to 148 MMcfe/d and $111.1 million in the fourth quarter of 2007.  This year’s fourth quarter production reflects the impact of 11 MMcfe/d associated with Hurricane Ike-related downtime.  Average realized gas prices in the fourth quarter decreased to $6.61 per Mcf from $7.67 per Mcf in the fourth quarter of 2007.  Total revenue in this year’s fourth quarter includes a benefit of $10.8 million due to the effect of natural gas hedging.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $15.2 million or $1.19 per Mcfe during the fourth quarter.  Direct LOE was $9.0 million or $0.70 per Mcfe, workover costs were $2.9 million or $0.23 per Mcfe, ad valorem taxes were $3.0 million or $0.24 per Mcfe and insurance was $0.3 million or $0.02 per Mcfe.  Production taxes were $2.0 million or $0.16 per Mcfe and treating and transportation and marketing charges were $2.2 million or $0.17 per Mcfe. Depreciation, depletion and amortization was $48.8 million, or a DD&A rate of $3.79 per Mcfe.

General and administrative costs were $11.8 million for the fourth quarter including $2.2 million in non-cash stock compensation expense and $0.7 million of legal costs associated with the Calpine lawsuit.

TOTAL YEAR RESULTS

For the year ended December 31, 2008, Rosetta reported a net loss of $188.1 million, or $3.71 per diluted share, a decrease of $245.3 million from net income of $57.2 million, or $1.13 per diluted share, for the same period in 2007.  These results include a non-cash charge of $278.9 million, net of tax, for a ceiling test impairment of oil and gas properties and a charge of $7.8 million, net of tax, associated with the settlement of the Calpine lawsuit. Excluding these charges, net income was $98.6 million, or $1.95 per diluted share, a 72% increase compared to full year 2007.

Production and revenues for the year ended December 31, 2008 were 147 MMcfe/d and $499.3 million, respectively, compared to 126 MMcfe/d and $363.5 million in 2007.  Average realized gas prices in 2008 increased to $8.81 per Mcf from $7.61 per Mcf in 2007.  Total revenue in 2008 was reduced by $18.7 million due to the effect of natural gas hedging.

For the year ended December 31, 2008, LOE was $55.7 million or $1.04 per Mcfe.  Direct LOE was $34.9 million or $0.65 per Mcfe, workover costs were $7.6 million or $0.14 per Mcfe, ad valorem taxes were $11.5 million or $0.22 per Mcfe and insurance was $1.7 million or $0.03 per Mcfe.  Production taxes were $13.5 million or $0.25 per Mcfe and treating and transportation and marketing charges were $9.4 million or $0.18 per Mcfe.  Depreciation, depletion and amortization was $198.8 million, or a DD&A rate of $3.71 per Mcfe.

General and administrative costs were $52.8 million for the year ended December 31, 2008 including $7.2 million in non-cash stock compensation expense and $12.1 million of legal costs associated with the Calpine lawsuit.

Net cash provided by operating activities was $374.7 million, including $28.4 million in changes in operating assets and liabilities.  Capital expenditures were $334.5 million for the year ended December 31, 2008 excluding a non-cash purchase price adjustment of $48.1 million associated with the release of non-consent liabilities and previously suspended revenues as a result of the Calpine lawsuit.

2008 Reserves and PV10

Proved oil and natural gas reserves as of December 31, 2008 were 398 Bcfe, consisting of 377 Bcfe of natural gas and 3.6 million barrels of crude oil, condensate and natural gas liquids.  This includes the impact of downward reserve revisions of 72 Bcfe. Of that, 64 Bcfe were previously announced as performance-related and 8 Bcfe were due to lower year end prices. Of Rosetta's total proved reserves, 82% are proved developed and 18% are proved undeveloped.

The 2008 proved reserves include 40 Bcfe of organic reserve additions and 65 Bcfe of reserves added from producing property acquisitions and completion of the Calpine transaction. The Company's total reserve replacement cost, excluding reserve revisions, was $3.16 per Mcfe for 2008.

The year end proved SEC pre-tax PV10 value for the Company was $839 million using a flat average natural gas price of $5.71 per Mcf and an oil price of $41.00 per Bbl. This does not include the year end pre-tax PV10 benefit of the Company's hedging program of $47.1 million based on the year end strip price.

The estimated standardized measure of discounted future net cash flows from Rosetta’s proved reserves at December 31, 2008 was $741.3 million. The following table reconciles the pre-tax PV10 to the standardized measure.

Proved Reserves as of December 31, 2008
Rosetta
Oil, Condensate, including Natural Gas Liquids (MMBbls)	3,603
Natural Gas (MMcf)	376,538
Total MMcfe	398,155

Estimated Future Net Revenue Before Income Taxes ($M)	1,392,250
Present Value of Estimated Future Net Revenue Before Income Taxes(Discounted 10% Annum), “PV10” ($M)	838,770
Income Taxes (Discounted 10% Annum) ($M)	(97,475)
Standardized Measure of Discounted Future Net Cash Flows ($M)	741,294

2008 Operational Highlights

During 2008, the Company drilled 184 gross and 152 net wells with a net success rate of 89%. The majority of this drilling activity took place in the DJ Basin and South Texas.  Production in 2008 averaged 147 MMcfe/d, up 17% compared to 2007.  Annual production volumes grew in the Rockies, Lobo, Other Onshore and Texas State Waters. The Company achieved a 2008 exit rate of 155 MMcfe/d.

In California, the Company drilled 14 wells, with 13 successful.  Average net daily production from the Rio Vista Field and surrounding fields in the Sacramento Basin in 2008 was 44 MMcfe/d, unchanged compared to 2007. The Company has a 79% working interest in 69,000 net acres and is currently testing several unconventional concepts in various horizons in these fields. Of note, the Company has initiated a recompletion program in a low resistivity section of the tight Capay, results of which are pending.

In the Rockies, the Company was active in the DJ Basin, Colorado.  The Company has a majority working interest in 111,290 net acres with 154 square miles of 3D seismic data.  In 2008, Rosetta drilled 76 locations, of which 70 were successful, and identified 500 additional drillable, 3D seismic supported locations on these lands.  In addition, one salt water disposal well was drilled in 2008 and was put into operation in the 1st quarter of 2009.  Average net daily production from the DJ Basin in 2008 was 7.6 MMcfe/d, up compared to 2007.  Successful delineation wells were drilled with newly acquired 3D seismic in Duke North, Duke, and Duke South that will add to the production already established in the Republican River, Vernon, SW Wray, and Sandy Bluffs areas.

The Company also added to its position in the San Juan Basin in New Mexico.  During the second quarter of 2008, Rosetta purchased a 50% working interest position in 5,890 net acres from North American Petroleum Corporation USA, a subsidiary of Petroflow Energy Ltd.  In 2008, Rosetta drilled 14 coal-bed methane wells with all being successful.  For the year ended December 31, 2008, our average net daily production from the San Juan Basin was 4.3 MMcfe/d.  The Company has identified 17 drillable locations on its acreage.

During the fourth quarter of 2008, the Company acquired two five-year exploration options from the Blackfeet Nation for the opportunity to lease approximately 100,000 net tribal acres in each option that is prospective for the Bakken Shale. In total, the Company has approximately 230,000 net acres in this play. Additionally, in the fourth quarter, the Company acquired producing properties in the Green River Basin consisting of a 90% working interest in a 1,280 acre position on the Pinedale Anticline with net production of approximately 7 MMcfe/d.  Recently, the Company acquired the remaining 10% and operatorship of this position.

In South Texas, Rosetta drilled 58 wells in the Lobo trend with 48 successful. During the year, Rosetta acquired an additional 10,000 net acres in the Lobo for future prospects. Average production for the Lobo was 46 MMcfe/d in 2008, compared to 41 MMcfe/d in 2007.  In the Perdido trend, seven wells were drilled in 2008, all of which were successful. Production averaged approximately 8 MMcfe/d in 2008. In aggregate, Rosetta currently owns 128,000 net acres in South Texas that is covered by 320 square miles of seismic. Additionally, in the fourth quarter of 2008, the Company acquired producing properties in South Texas consisting of a 70% working interest in certain properties in the Catarina field with net production of approximately 5 MMcfe/d, and a 35% interest in a significant acreage position in the area that is prospective for the Eagle Ford Shale. At the end of the year, the Company’s Eagle Ford Shale position was roughly 25,000 net acres.

In State Waters, which includes the Sabine Lake field, average net production was 12 MMcfe/d in 2008.  The Company drilled four gross wells, of which three were successful during 2008. In the Gulf of Mexico, the Company owns working interests in 12 offshore blocks ranging from 20% to 100% working interest with approximately 36,000 net acres.  For the year ended December 31, 2008, average net daily production from these blocks was 12 MMcfe/d.  These non-core properties are being evaluated for potential sale in 2009.

Also in 2008, the Company increased its drilling inventory approximately 150% to 1,158 projects. Including proved undeveloped reserves, this represents approximately 575 Bcfe on a net unrisked basis and about 300 Bcfe on a net risked basis.

2009 Capital, Production and Hedging Update

The Company previously announced a 2009 capital budget. However, in response to a weaker outlook for 2009 commodity prices, Rosetta has adopted an operational plan that maintains capital spending within internally generated cash flow. At current prices, the Company’s planned operated activities include a Lobo drilling program, a recompletion program in Sacramento Basin, and tests in recently acquired positions in the Bakken Shale in the Alberta Basin and the Eagle Ford Shale in South Texas. The Company is continuously monitoring the environment and may ramp up or down its operational plan, as appropriate, based on changes in commodity prices, services costs, and proceeds from possible divestitures. Rosetta’s 2009 production targets will be a function of its capital spending level, reinvestment rates of return, and divestitures.  The Company intends to provide periodic production guidance updates during the year as capital allocation decisions and possible non-core property divestitures are implemented.

The Company has natural gas swaps in place of 52,141 MMBtu/d hedged for 2009 at an average price of $7.65 per MMBtu.  For 2010, 10,000 MMBtu/d are hedged at an average price of $8.31 per MMBtu.

The Company also has 5,000 MMBtu/d of costless collars for 2009, with an average floor price of $8.00 per MMBtu and ceiling price of $10.05 per MMBtu.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

The Rosetta Resources Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3139.

For more information, visit www.rosettaresources.com.

This news release contains forward-looking information regarding Rosetta that is intended to be covered by the “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included in this document are forward-looking statements.  Rosetta believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including, but not limited to the risks of the oil and gas industry (for example, fluctuations in oil and natural gas prices; operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather (such as hurricanes and flooding) and natural disasters (such as fires and earthquakes); uncertainties as to the availability and cost of financing; availability and cost of gathering systems, pipelines or other transportation (such as rail) and processing facilities; possibility that government polices may change or governmental approvals may be delayed or withheld; inability to realize expected value from acquisitions; inability of our management team to execute its plans and meet its goals; shortages of drilling equipment, oil field personnel, services and supplies; risks associated with derivative positions; and the effect of new and revised state, federal and municipal laws, rules and regulations. Additional information on these and other factors which could affect Rosetta’s operations or financial results are included in Rosetta’s reports on file with the SEC.

Statements that are predictive in nature, that depend or refer to future events or conditions or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions are forward-looking statements.  Investors are cautioned that any forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the projections in the forward looking-statements. Forward looking-statements are based on the estimates and opinions of Rosetta’s management at the time the statements are made. Except for its obligation to disclose material information under U.S. federal securities laws, Rosetta undertakes no obligation to publicly update or revise any forward-looking statements should circumstances or its management’s estimates or opinions change.

 (ROSE-F)

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$42,855	$3,216
Restricted cash	1,421	-
Accounts receivable	41,885	55,048
Derivative instruments	34,742	3,966
Prepaid expenses	5,046	10,413
Other current assets	4,071	4,249
Total current assets	130,020	76,892
Oil and natural gas properties, full cost method, of which $50.3 million at December 31, 2008 and $40.9 million at December 31, 2007 were excluded from amortization	1,900,672	1,566,082
Other property and equipment	9,439	6,393
	1,910,111	1,572,475
Accumulated depreciation, depletion, and amortization, including impairment	(935,851)	(295,749)
Total property and equipment, net	974,260	1,276,726
Deferred loan fees	1,168	2,195
Deferred tax asset	42,652	-
Other assets	6,278	1,401
Total other assets	50,098	3,596
Total assets	$1,154,378	$1,357,214

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,268	$33,949
Accrued liabilities	48,824	64,216
Royalties payable	17,388	18,486
Derivative instruments	985	2,032
Prepayment on gas sales	19,382	20,392
Deferred income taxes	12,575	720
Total current liabilities	101,422	139,795
Long-term liabilities:
Derivative instruments	-	13,508
Long-term debt	300,000	245,000
Asset retirement obligation	26,584	18,040
Deferred income taxes	-	67,916
Total liabilities	428,006	484,259

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2008 or 2007	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,031,481 shares and 50,542,648 shares at December 31, 2008 and December 31, 2007, respectively	51	50
Additional paid-in capital	773,676	762,827
Treasury stock, at cost; 155,790 shares and 109,303 shares at December 31, 2008 and 2007, respectively	(2,672)	(2,045)
Accumulated other comprehensive income (loss)	24,079	(7,225)
Retained earnings (accumulated deficit)	(68,762)	119,348
Total stockholders' equity	726,372	872,955
Total liabilities and stockholders' equity	$1,154,378	$1,357,214

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Natural gas sales	$443,611	$323,341	$236,496
Oil sales	55,736	40,148	35,267
Total revenues	499,347	363,489	271,763
Operating costs and expenses:
Lease operating expense	55,694	47,044	36,273
Depreciation, depletion, and amortization	198,862	152,882	105,886
Impairment of oil and gas properties	444,369	-	-
Treating and transportation	6,323	4,230	2,544
Marketing fees	3,064	2,450	2,257
Production taxes	13,528	6,417	6,433
General and administrative costs	52,846	43,867	33,233
Total operating costs and expenses	774,686	256,890	186,626
Operating income (loss)	(275,339)	106,599	85,137

Other (income) expense
Interest expense, net of interest capitalized	14,688	17,734	17,428
Interest income	(1,600)	(1,674)	(4,503)
Other (income) expense, net	12,510	(698)	(40)
Total other expense	25,598	15,362	12,885

Income (loss) before provision for income taxes	(300,937)	91,237	72,252
Income tax expense (benefit)	(112,827)	34,032	27,644
Net income (loss)	$(188,110)	$57,205	$44,608

Earnings (loss) per share:
Basic	$(3.71)	$1.14	$0.89
Diluted	$(3.71)	$1.13	$0.88

Weighted average shares outstanding:
Basic	50,693	50,379	50,237
Diluted	50,693	50,589	50,408

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$(188,110)	$57,205	$44,608
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	198,862	152,882	105,886
Impairment of oil and gas properties	444,369	-	-
Deferred income taxes	(116,519)	33,915	27,472
Amortization of deferred loan fees recorded as interest expense	1,027	1,180	1,180
Stock compensation expense	7,234	6,831	5,702
Other non-cash items	(512)	(181)	(171)
Change in operating assets and liabilities:
Accounts receivable	13,163	(18,640)	3,643
Income taxes receivable	(776)	-	6,000
Prepaid expenses	5,367	(1,652)	650
Other current assets	178	(1,284)	(2,965)
Other assets	191	144	1,691
Accounts payable	5,031	10,909	8,765
Accrued liabilities	7,322	3,998	310
Royalties payable	(2,108)	12,000	(3,161)
Net cash provided by operating activities	374,719	257,307	199,610
Cash flows from investing activities
Acquisition of oil and gas properties	(163,187)	(38,656)	(35,286)
Purchases of oil and gas assets	(228,464)	(284,541)	(201,293)
Increase in restricted cash	(1,421)	-	-
Other	2	1,156	515
Net cash used in investing activities	(393,070)	(322,041)	(236,064)
Cash flows from financing activities
Equity offering transaction fees	-	-	268
Borrowings on revolving credit facility	55,000	10,000	-
Payments on revolving credit facility	-	(5,000)	-
Proceeds from stock options exercised	3,617	653	804
Purchases of treasury stock	(627)	(483)	(1,562)
Net cash provided by (used in) financing activities	57,990	5,170	(490)

Net increase (decrease) in cash	39,639	(59,564)	(36,944)
Cash and cash equivalents, beginning of year	3,216	62,780	99,724
Cash and cash equivalents, end of year	$42,855	$3,216	$62,780

Supplemental disclosures:
Cash paid for interest expense, net of capitalized interest	$13,658	$18,862	$17,875
Cash paid for tax	$4,470	$115	$172

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$26,555	$34,599	$21,674
Accrued purchase price adjustment	$-	$-	$11,400
Release of suspended revenues and non-consent liabilities resulting from Calpine Settlement included in Accounts payable and Acquisition of oil and gas properties	$36,713	$-	$-